EXHIBIT 5.1

[ZIX CORPORATION LETTERHEAD APPEARS HERE]

May 12, 2004

Zix Corporation
2711 N. Haskell Avenue, Suite 2300, LB 36
Dallas, Texas 75204-2960

Ladies and Gentlemen:

     I have acted as General Counsel to Zix Corporation, a Texas corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of 653,823 shares (the “Shares”) of the Company’s common stock, par value $.01 per share. The Shares consist of 3,823 shares of the Company’s common stock issued to Mr. Richard Spurr, the Company’s President and Chief Operating Officer, in connection with his initial employment with the Company and pursuant to his employment agreement with the Company and 650,000 shares issuable upon exercise of options granted to Mr. Spurr in connection with his initial employment with the Company pursuant to a Stock Option Agreement, dated February 24, 2004, (the “Option Agreement”). The Shares are referenced in the registration statement of the Company on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission on or about May 14, 2004.

     This opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. In connection with this opinion, I have examined such documents and records of the Company and such statutes, regulations and other instruments and certificates as I have deemed necessary or advisable for the purposes of this opinion. I have assumed that all signatures on all documents presented to me are genuine, that all documents submitted to me as originals are accurate and complete, and that all documents submitted to me as copies are true and correct copies of the originals thereof. I have also relied upon such other certifications of public officials, corporate agents and officers of the Company, and such other certifications with respect to the accuracy of material factual matters contained therein which were not independently established.

     Based on the foregoing, I am of the opinion that the 3,823 shares issued to Mr. Spurr are validly issued, fully paid and nonassessable and the Shares issuable pursuant to the Option Agreement, if and when such Shares are issued, will be validly issued, fully paid and nonassessable upon issuance, assuming the Company maintains an adequate number of authorized but unissued shares of common stock available for such issuance.

     I consent to the use of this opinion as an exhibit to the Registration Statement.

Very truly yours,
/s/ Ronald A. Woessner

Ronald A. Woessner Senior Vice President, General Counsel and Secretary for Zix Corporation